Exhibit (j)

           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the DWS Strategic Income Fund's (the "Fund") Class A, Class B, Class C, and Class S Shares Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Fund's Class A, Class B, Class C, and Class S Shares Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 50 to the Registration Statement (Form N-1A, No. 2-58921) of our report dated December 27, 2007, on the financial statements and financial highlights of the DWS Strategic Income Fund, included in the Fund's Annual Report dated October 31, 2007.


                                                     /s/ERNST & YOUNG LLP


Boston, Massachusetts
January 24, 2008